Earnings Per Share
     ------------------
     SFAS 128, which now governs earnings per share computation, requires the following reconciliation of the basic and diluted EPS calculations.

                                   For the years ended
                         December 27     December 28     December 30
                             1997            1996            1995
                         -----------     -----------     -----------
Basic EPS Computation:
Numerator:
  Net income (loss)       $1,377,146       ($411,304)    ($1,107,521)

Denominator:
  Weighted average
  common shares
  outstanding              7,799,279       7,780,766       7,674,534

Basic EPS                      $0.18          ($0.05)         ($0.14)

Diluted EPS Computation:
Numerator:
  Net income (loss)       $1,377,146       ($411,304)    ($1,107,521)
  Interest on
    convertible debt        $186,489             ---             ---
                           ---------        --------      ----------
  Total net income (loss) $1,563,635       ($411,304)    ($1,107,521)

Denominator:
  Weighted average
    common shares
    outstanding            7,799,279       7,780,766       7,674,534
  Stock options              191,040             ---             ---
  Convertible debt         4,289,324             ---             ---
                          ----------       ---------       ---------
  Total Shares            12,279,643       7,780,766       7,674,534

Diluted EPS                    $0.13          ($0.05)         ($0.14)